Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 7, 2013

S&P 500® Dynamic VIX Futures™ TR S&P 500® VIX Mid-Term Futures™ TR S&P 500® VIX Short-Term Futures™ TR Annualized Return -4.5% -35.9% -54.8% Annualized Volatility4 24.3% 36.1% 79.9% Returns/vol ratio -0.19 -1.12 -0.86 Max. drawdown5 -39.6% -73.6% -92.0% Correlation to S&P 500 -66% -80% -80% 4. Annualized volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance. 5. Max drawdown represents the maximum percentage decline of an index price between any starting and ending point in time. iPath® S&P 500 Dynamic VIX ETN Investment objective The iPath® S&P 500 Dynamic VIX ETN is designed to provide investors with cost-effective exposure to the S&P 500® Dynamic VIX Futures™ Total Return Index (the “Dynamic VIX Index”). The Dynamic VIX Index seeks to provide investors with exposure to forward implied volatility by reflecting the outcomes of holding long, and at times long and short, positions in futures contracts on the CBOE Volatility Index® (“VIX Index”). The Dynamic VIX Index aims to react positively to overall increases in market volatility by allocating dynamically between two components: a short-term volatility component and a mid-term volatility component. Monthly comment The S&P 500 Dynamic VIX Futures Total Return Index increased 3.5% in May, primarily due a positive parallel movement of the volatility curve1. The volatility term structure remained in contango throughout the month of May2. As a consequence, the Dynamic VIX Index had between 20% to 30% short exposure to short-term VIX futures and between 70% and 80% long exposure to mid-term VIX futures. The short exposure to short-term futures limited the May roll cost of the Dynamic VIX Index. A long position in short- and mid-term VIX futures would have generated 4.8% and 3.2% roll cost respectively3, resulting in net roll cost for the Dynamic VIX Index of 1.1%. 1.For a discussion of the volatility term structure, please see page 5 of the accompanying presentation 2.For an explanation of the effects of contango & backwardation, please see page 9 of the accompanying presentation 3.For an explanation of Roll cost or yield, please see page 15 of the accompanying presentation Index Description June 2013 Ticker XVZ Index Sponsor S&P Dow Jones Indices, LLC Index Ticker SPDVIXTR Inception Date Aug 17, 2011 Yearly ETN Fee 0.95% Key features The Dynamic VIX Index is designed to offer efficient exposure via a dynamic investment in volatility Uses the volatility term structure2 ratio to determine whether to be long or short Ratio of 1-month/3-month Implied volatilities (VIX Index /VXV Index) The Dynamic VIX Index aims to have: reduced roll cost” during normal or low volatility regimes (contango) increased exposure to VIX Index only when volatility is at elevated levels (backwardation)

Annualized index returns 1M YTD 1Yr Since inception

S&P 500 Dynamic VIX FuturesTM TR 3.5% -12.8% -29.0% -8.6%

S&P 500 VIX Mid-Term FuturesTM TR 6.0% -24.6% -58.0% -58.3%

S&P 500 VIX Short-Term FuturesTM TR 2.6% -38.0% -77.0% -79.0%

Historical Index Performance since Inception (June 2011)

Key Performance Metrics since Inception (June 2011) Source: Barclays, Bloomberg, 6/13/2011 – 5/31/2013 (for all graphs and tables presented on this page) Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. Please see page 13 of the accompanying presentation for a disclaimer on historical information. ETN Facts 0 50 100 150 200 250 Jun 11 Dec 11 Jun 12 Dec 12 S&P 500 Dynamic VIX Futures TR S&P 500 VIX Mid-Term Futures TR S&P 500 VIX Short-Term Futures TR

iPath® S&P 500 Dynamic VIX ETN June 2013 Source: Barclays, Bloomberg, 06/13/2011 – 5/31/2013. (for all graphs and tables presented on this page) Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com in VIX futures index Mid-term 70% -30% 80% -20% 100% 75% 25% 50% 50% Short-term Target Allocation in various term structure scenarios 1. Roll yield estimated using the slope of the VIX futures curve, weighted according to index weightings. For a description of the effect of roll yield in VIX futures please see pages 15 – 16 of the accompanying presentation 201120122013Total*For a discussion of the volatility term structure, please see page 5 of the accompanying presentationFrequency (% of days)This month3.6%-1.8%-12.8%-18.6%-22.9%-9.4%-3.4%1.5%-5.2%3.5%-1.2%3.0%-52.9%Jan-2.1%-2.9%2.3%-0.6%-6.0%38.8%9.6%-12.0%4.6%Roll yield1Volatility Mid-TermS&P 500® Dynamic VIX Monthly index performance attribution -4.8%9.2%7.4%Short-TermS&P 500 VIX® S&P 500® VIX Futures™ TREvolution of the VIX term-structure*-77.9%Year26.5%22.3%Year69.8%S&P 500® Dynamic VIX Futures™ TR Mid-TermShort-TermYearJulAugSepOctNovDec1.4%FebMarAprMayJun-2.8%0.7%9.9%45.3%Volatility exposure -56.7%-16.7%The Dynamic VIX Index - Drivers of performance since June 2011StrongContangoWeakContangoWeak BackwardationBackwardationStrong Backwardation1.6%-6.0%-5.4%-3.9%-2.8%-2.2%6.0%55%35%-3.2%-1.1%3.5%2.6%6%3%1%-0.1%-1.4%-0.6%1.8%55%41%5%0%0%Roll yield (% per month)8.7%121416182022Spot1m2m3m4m5m6m7m8mLast business day of April 2013Last business day of May 2013

Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Performance of the Underlying Index Is Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE® Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors, including the level of the S&P 500®, the prices of options on the S&P 500®, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500®, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Dynamic Allocation of Underlying Index: The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components. The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 877 764 7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

XVZ iPath® S&P 500 Dynamic VIX ETN

iPath

Exchange Traded Notes

Summary Investor Demand For a New Volatility Product

Investor usage and feedback identifies demand for a volatility product addressing: Cost of holding short-term volatility during equity bull markets

Lower responsiveness of mid-term volatility during periods of high volatility Dynamic VIX Concept Framework

Investment designed to react positively to volatility (not pure ‘alpha’ or arbitrage) that: Allocates between long or short position in shorter-dated VIX futures in high and low volatility environments, respectively, combined with a core long mid-term VIX futures position

Uses daily market signals for switching between long/short position in short-dated VIX futures based on backwardation or contango of implied volatility XVZ: iPath S&P 500 Dynamic VIX ETN

Listed on Aug 17th 2011 on NYSE Arca under ticker XVZ

Linked to the S&P 500 Dynamic VIX FuturesTM Index

$267mn of notional amount since launch1

1. As of 12/31/2012. Source: Bloomberg.

The iPath® platform Sources: Bloomberg, 4/30/13 Percent market share of US ETNs Asset Classes 73 US Listed iPath ETNs Billion dollars in total iPath® trading since launch $10,000,000,000 Peak Notional Outstanding (03 / 2011) iPath is the leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients 5 823 32 10 Institutional Wealth Management Retail Efficient access to futures markets Tradable index-linked structured investment Short-term views /cash management FX, Commodity, Emerging Markets and Volatility Cost efficient Liquidity and ease of exit Access to hard-to-reach asset classes Easy to use investment Leveraged and inverse exposures

How can VIX ETNs be used as portfolio hedges? The iPath® S&P 500 VIX Short-Term FuturesTM ETN (VXX) and the iPath® S&P 500 VIX Mid-Term FuturesTM ETN (VXZ) have historically demonstrated negative correlation with S&P 500® returns The negative correlation is convex: greater reaction to large decreases in the equity markets than to large increases Convexity of VXX is larger compared to VXZ, but VXZ has performed better during equity bull markets Sources: Bloomberg, 1/30/2009 – 4/30/2013. You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com Page 4 of 20 -30% -20% -10% 0% 10% 20% 30% 40% -12% -8% -4% 0% 4% 8% 12% VXZ 1 month return SPY 1 month return -30% -20% -10% 0% 10% 20% 30% 40% -12% -8% -4% 0% 4% 8% 12% VXX 1 month return SPY 1 month return

Convexity can come at a cost VIX® futures term structure can cause a drag on the performance of the ETNs The market for VIX® futures tends to trade in contango1 during low volatility periods VXX tends to suffer a greater negative roll yield2 than VXZ as the curve tends to be steeper at the front end. 1: When the prices of futures contracts for distant delivery months are higher than prices of futures contracts with nearer delivery months, the futures curve is said to be in “contango”. 2: In the context of investment strategies in the futures markets, “roll yield” is commonly referred to describe the returns that occur over and above the changes in the spot returns. See appendix: “Index Roll Yield/Cost” Page 5 of 20 Volatility term structure is typically upward sloping during “normal” times 14% 15% 16% 17% 18% 19% 20% 0 1 2 3 4 5 6 7 Time to Expiration (Months) VIX Future Implied Volatility Level Roll between 1M and 2M futures Roll between 4M and 7M futures FOR ILLUSTRATIVE PURPOSES ONLY 8

VXX & VXZ VXX Has performed better during high or increasing volatility environments Daily trading volumes are higher, suggesting a shorter holding period Higher short interest, suggesting that more investors are both taking long and short positions VXZ Has performed better during low volatility environments Daily trading volumes are lower, suggesting a longer holding period Lower short interest, suggesting that more investors are long-only Source: Bloomberg, 1/29/2009 - 4/30/2013. Disclaimer: With short sales, in investor faces the potential for unlimited losses as the security’s price rises. You should not rely on historical information. Such historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com Performance as a % of initial value Page 6 of 20 0%20%40%60%80%100%120%Jan-09Jul-09Jan-10Jul-10Jan-11Jul-11Jan-12Jul-12Jan-13VXXVXZ

Can we do better? Question:

Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX? One potential answer:

Begin with a core position of VXZ held in all market circumstances

During “normal” times of low or decreasing volatility: target an enhanced performance via a short position in VXX

During “stressful” times of high or increasing volatility: target a high reactivity by switching to a long position in VXX The Million Dollar Question:

How to identify “normal” and “stressful regimes” ?

Term structure signal On a hypothetical historical basis, the shape of the volatility curve has tended to be indicative of the future returns on shorter-dated VIX® futures Front-month VIX Futures daily returns have typically been negative on average if the volatility term structure was in contango during the period. As the volatility term structure moved towards strong backwardation, average returns typically became positive. Contango Backwardation Source: Bloomberg, 11/12/2007– 4/30/2013. Individual futures returns are for illustrative purposes only and do not represent actual performance of any Index or ETN. Futures returns do not reflect the investor fee or any other transaction costs and expenses. Past performance is not indicative of future results. For current ETN performance go to www.iPathETN.com VIX Index 1m/3m ratio Page 8 of 20 -3% -2% -1% 0% 1% 2% 3% 4% 5% 6% < 0.90 0.9-1.0 1.0-1.05 1.05-1.15 >1.15 VIX/VXV Ratio Strong Backwardation Contango Front-month VIXfuturesaverage daily returns 0.7 0.8 0.9 1 1.1 1.2 1.3 1.4 1.5 0 10 20 30 40 50 60 70 80 90 Sep-07 Mar-08 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 VIX Index 1month/3month Term Structure Ratio

Dynamic VIX 70% -30% 80% -20% 100% 75% 25% 50% 50% Short-term VIX futures Medium-term VIX futures I. Strong Contango II. Weak Contango III. Weak Backwardation IV. Backwardation V. Strong Backwardation Ratio: <0.9 0.9-1.0 1.0-1.05 1.05-1.15 >1.15 Contango Backwardation Backwardation FOR ILLUSTRATIVE PURPOSES ONLY The S&P 500® Dynamic VIX FuturesTM Index is designed to offer efficient exposure via a dynamic investment in volatility Uses the volatility term structure ratio to determine whether to be long or short Ratio of 1-month / 3-month Implied volatilities (VIX Index /VXV Index) S&P 500 Dynamic VIX FuturesTM Index aims to have: reduced roll cost” during normal or low volatility regimes (contango) increased exposure to VIX Index only when volatility is at elevated levels (backwardation)* * There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between Short-term VIX futures and Medium-term VIX futures. See Disclaimer” for more information Page 9 of 20

Index performance 0 50 100 150 200 250 Jun-11 Aug-11 Oct-11 Dec-11 Feb-12 Apr-12 Jun-12 Aug-12 Oct-12 Dec-12 Feb-13 Apr-13 Performance as a % of initial value S&P 500 Dynamic VIX Futures™ TR Index S&P 500 VIX Short-Term Futures™ TR Index S&P 500 VIX Mid-Term Futures™ TR Index Source: Bloomberg 6/13/2011 – 4/30/2013. The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in January 2009, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. S&P 500 Dynamic VIX Futures™ TR Index S&P 500 VIX Short-Term Futures™ TR Index S&P 500 VIX Mid-Term Futures™ TR Index S&P 500® TR Annualized Returns -6.4% -57.0% -39.1% 15.4% Annualized Volatility 24.4% 80.7% 36.6% 19.0% Correlation vs. S&P 500® Index -66.8% -80.5% -80.1% 100.0% Correlation vs. VIX® Index -6.4% -57.0% -39.1% 15.4% Page 10 of 20 S&P 500® TR

Hedging an equity portfolio 85 90 95 100 105 110 115 120 125 130 135 Jun-11 Aug-11 Oct-11 Dec-11 Feb-12 Apr-12 Jun-12 Aug-12 Oct-12 Dec-12 Feb-13 Apr-13 100% S&P 500 TR Index 5% Dynamic VIX, 95% S&P 500 TR Index 10% Dynamic VIX, 90% S&P 500 TR Index Hypothetical portfolios with 90%/10% and 85%/15% allocations to S&P 500® Total Return and S&P 500 ® Dynamic VIX FuturesTM Index (“Dynamic VIX”) 100% S&P 500® TR 5% Dynamic VIX, 95% S&P 500® TR 10% Dynamic VIX, 90% S&P 500® TR Annualized Returns 15.4% 14.6% 13.8% Annualized Volatility 19.1% 17.1% 15.3% Returns/Vol Ratio 0.81 0.85 0.90 Max drawdown1 -18.4% -15.4% -13.2% Source: Bloomberg, 6/13/2011 – 4/30/2013. 1. Max Drawdown represent the maximum percentage decline of an index price between any starting and ending point in time. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. Page 11 of 20 ® ® ®

appendices

Monthly index returns Source: Bloomberg, 1/31/2009 – 4/30/2013. The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in January 2009, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. S&P 500® VIX Short-Term FuturesTM Index S&P 500® VIX Mid-Term FuturesTM Index S&P 500® Dynamic VIX FuturesTM Index Page 13 of 20 JanFebMarAprMayJunJulAugSepOctNovDecYear200920102011-1.2%-6.0%38.8%9.6%-12.0%3.6%-1.8%26.5%20121.4%3.0%-2.1%-2.2%2.3%-0.6%-2.9%1.6%-6.0%-5.4%-3.9%-2.8%-16.7%2013-9.4%-3.4%1.5%-5.2%-15.8%JanFebMarAprMayJunJulAugSepOctNovDecYear20096.6%2.6%-7.2%-14.6%-3.5%0.0%2.3%-3.4%-2.5%0.9%-7.8%-25.0%2010-3.6%-5.2% -3.8%7.0%23.8%10.5%-13.3%8.1%-5.8%-14.0%-0.4%-10.8%-13.2%2011-12.0%-3.8%-1.7%-6.9%-2.5%1.4%-3.3%28.8%16.7%-16.0%7.6%-8.2%-7.6%2012-9.7%1.3%-17.4%-0.8%13.1%-12.2%-5.7%-2.5%-17.8%-5.8%-10.6%-0.4%-52.9%2013-18.6%-3.1%-3.2%-6.7%-28.8%JanFebMarAprMayJunJulAugSepOctNovDecYear20095.4%4.4%-17.5%-18.3%-10.8%- 9.0%-4.5%-15.9%-3.1%-16.0%-16.3%-67.1%2010-5.6%-18.1%-19.1%0.4%38.0%7.9%-28.2%-3.4%-20.2%-24.4%-5.6%-24.1%-72.0%2011-14.3%-6.3%-1.9%-21.5%-8.3%-0.9%11.6%66.2%38.8%-24.2%2.0%-13.9%-3.7%2012-24.8%-7.9%-32.6%-1.1%28.7%-29.0%-9.2%-15.5%-22.7%5.5%-21.9%7.0%-77.9%2013-22.9%0.7%-17.2%-6.0%-39.6%

Index allocations Historical target allocation of the S&P 500® Dynamic VIX Futures™ Index to the S&P 500® VIX Short-Term Futures™ Index and the S&P 500® VIX Mid-Term Futures™ Index. Source: Bloomberg, 6/13/2011 – 4/30/2013. *Target allocations are calculated from the Ratio of 1-month / 3-month Implied volatilities (VIX® Index /VXV® Index). Effective allocations are derived from the target allocation, by constraining a maximum change of 12.5% from the previous day, for each of the two indices separately. The S&P 500® VIX Short-Term and Mid-Term Futures™ Indices were launched in January 2009, the S&P 500® Dynamic VIX Futures™ Index was launched in June 2011. Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. Page 14 of 20 50 60 70 80 90 100 110 120 130 140 150 Jun-11 Jul-11 Sep-11 Nov-11 Dec-11 Feb-12 Mar-12 May-12 Jul-12 Aug-12 Oct-12 Nov-12 50% Sht, 50% Mid 25% Sht, 75% Mid 0% Sht, 70% Mid -20% Sht, 80% Mid -30% Sht, 70% Mid . Dynamic VIX Index S&P 500 TR Index Target Allocations*: Indices: Jun-11Aug-11Oct-11Dec-11Feb-12Apr-12Jun-12Aug-12Oct-12Dec-12Feb-13Apr-13

Index roll cost/yield Roll cost or yield is an important component of volatility index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping) Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled: In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative roll cost”, which can negatively impact a long position in a futures contract In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive roll yield”, which can positively impact a long position in a futures contract Price Time to expiry Contango Price Time to expiry Backwardation FOR ILLUSTRATIVE PURPOSES ONLYPage 15 of 20

VIX® futures can be costly VIX® futures contracts have traded in contango for most of the time since their launch in 2005, creating negative “roll cost” for VXX and VXZ

Contango has been steeper for short-term futures: greater roll cost for VXX XVZ’s roll yield determined by its allocation to VIX Short and Mid-term Futures Indices

* Source: Bloomberg, 1/29/2009 – 4/30/2013. Roll yield estimated using the slope of the VIX futures curve, weighted according to index weightings,

Disclaimer: Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Indices are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and ETN performance, go to www.iPathetn.com Page 16 of 20 -20.0%-15.0%-10.0%-5.0%0.0%5.0%10.0%15.0%20.0%25.0%Jan-09Jul-09Jan-10Jul-10Jan-11Jul-11Jan-12Jul-12Jan-13Estimated Monthly Roll Yield/Cost*S&P 500 VIX Short-Term Futures TR IndexS&P 500 VIX Mid-Term Futures TR IndexS&P 500 Dynamic VIX Futures TR Index

iPath® resources Sales Contacts iPath general enquiries Barclays iPath RIA coverage team Insurance coverage team Regional Bank coverage team Private Bank coverage team Bloomberg XVZ product page XVZ <Equity> DES <Go> Intraday Ind. Value XVZIV <Index> <Go> Underlying Index SPDVIXTR <Index> <Go> VIX Futures VIX <Index> CCRV <Go> Additional Contacts ETN / ETF Trading Equities Structuring Press Office Investor Relations 877-764-7284 212-528-7990 212-528-4930 212-528-8707 212-526-4197 212-528-6428 212-526-8979 212-528-1126 212-412-7545 +44 (0)20 7773 2269 Online iPath website www.ipathetn.com XVZ Product page http://ipathetn.com/product/XVZ iPath® Volatility ETNs http://www.ipathetn.com/static/pdf/volatility_etns.pdf Basics of VIX ETNs http://www.ipathetn.com/us/downloads/pdf/VIX-basics.pdfPage 17 of 20

Glossary of terms Tail Risk Hedging: Investment positions created to limit losses that would occur in case of extreme downward market moves. The technical definition of tail risk is a portfolio value move of at least three standard deviations from the mean return. VXX: The iPath® S&P 500 VIX Short-Term FuturesTM ETN VXZ: The iPath® S&P 500 VIX Mid-Term FuturesTM ETN SPY: SPDR S&P 500 ETF Trust Short term VIX® futures: The S&P 500 VIX Short-Term FuturesTM Index ER Mid-term VIX® futures: The S&P 500 VIX Mid-Term FuturesTM Index ER The VIX® Index: The CBOE Volatility Index®, a measure of the market expectations for the forward looking 1-month volatility of the S&P 500® The VXV® Index: The CBOE S&P® 500 3-Month Volatility Index, a measure of market expectations for forward looking 3-month volatility of the S&P 500® Implied Volatility Term Structure: The ratio between the VIX® Index and the VXV® IndexPage 18 of 20

Selected risk considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Performance of the Underlying Index is Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations, particularly a decline, in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE® Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Dynamic Allocation of Underlying Index: The value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components. The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility.

Selected risk considerations (cont’d) Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC. assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

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